Exhibit 99.B(d)(4)(i)

August 1, 2010

ING Funds Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:                               Money Market Fund Expense Limitation Agreement for ING Classic Money Market Fund

Ladies and Gentlemen:

In accordance with the Money Market Fund Expense Limitation Agreement between ING Investments, LLC (the “Investment Manager”), ING Funds Distributor, LLC (the “Distributor”), and ING Funds Trust (the “Registrant”), dated January 27, 2009 (the “Money Market Fund Expense Limitation Agreement”), the Distributor and the Investment Manager have contractually agreed to waive a portion of their distribution and/or shareholder servicing fees and advisory fees, as applicable, and to reimburse certain expenses of the Registrant to the extent necessary to assist the Registrant in maintaining a yield of not less than zero. By our execution of this letter agreement, intending to be legally bound hereby, the Distributor and the Investment Manager agree, from August 1, 2010 through and including August 1, 2011, to waive a portion of their distribution and/or shareholder servicing fees and advisory fees, as applicable, and to reimburse certain expenses of the Registrant to the extent necessary to assist the Registrant in maintaining a yield of not less than zero.  Upon your acceptance, the Money Market Fund Expense Limitation Agreement will be modified to give effect to the foregoing by amending Schedule A of the Money Market Fund Expense Limitation Agreement.  The Amended Schedule A is attached hereto.

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7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034	Fax: 480-477-2744	ING Investments, LLC
www.ingfunds.com

Please indicate your agreement to this term extension by executing below in the place indicated.  This letter agreement shall terminate upon termination of the Money Market Fund Expense Limitation Agreement.

ING Investments, LLC

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President

ING Funds Distributor, LLC

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President

Agreed and Accepted:
ING Funds Trust

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

AMENDED SCHEDULE A

to the

MONEY MARKET FUND EXPENSE LIMITATION AGREEMENT

ING FUNDS TRUST

OPERATING EXPENSE LIMITS

Name of Fund	Expiration of Term of Money Market Fund Expense Limitation Agreement
ING Classic Money Market Fund	Term Expires August 1, 2011

HE
HE

Date Last Amended: August 1, 2010